Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 * (813) 283-7001

NEWS RELEASE

Checkers Drive-In Restaurants, Inc. Reports Third Quarter 2005 Earnings

          TAMPA, Fla., Oct. 19 /PRNewswire-FirstCall/ -- Checkers Drive-In Restaurants, Inc. (Nasdaq: CHKR) today announced earnings for the fiscal third quarter ended September 12, 2005.

          Highlights for the third quarter of 2005 compared to the year ago quarter are as follows:

          Total revenue was $43.2 million, while operating 7 fewer restaurants

          Company-owned and franchised same-store sales were 0.2% and negative 2.0%, respectively

          Diluted earnings per share were $0.10

          Highlights for the first three quarters of 2005 compared to the year ago period are as follows:

          Company-owned and franchised same-store sales grew 3.7% and 2.3%, respectively

          Diluted earnings per share were $0.55

          Third quarter 2005 results:

          Total revenue, including franchise royalty and fee income, was $43.2 million for the quarter ended September 12, 2005, compared to  $45.0 million for the quarter ended September 6, 2004.  Company-owned restaurants generated sales of $38.4 million versus $40.7 million in the third quarter of 2004, as the Company operated 7 fewer restaurants this year.  The reduction in restaurants was primarily due to the sale of Company-owned restaurants to franchisees.  The Company estimates that Company-owned restaurant sales were impacted by $800,000 during the third quarter of 2005 due to store closures related to Hurricane Katrina.  During the third quarter of 2005, Company-owned same-store sales increased 0.2%, marking positive same-store sales results for the Company in eighteen of the last nineteen quarters.

          Franchise royalty revenue increased to $4.7 million from $3.9 million in the third quarter of 2004, while franchise same-store sales declined 2.0%.  The franchise royalty increase includes $770,000 due to a favorable legal settlement.  Franchise fees and other income were $52,000, compared to $411,000 in the same quarter last year.

          Net income for the third quarter of 2005 was $1.2 million, or $0.10 per diluted share, compared to $1.6 million, or $0.13 per diluted share in the same quarter last year.  The third quarter of 2005 included compensation expense for the independent members of the Board of Directors of $840,000, up from $544,000 in the prior year, hurricane-related insurance deductible expense of $250,000, costs of $189,000 associated with exploring previously announced strategic alternatives and impairment charges of $158,000.  The Company recorded $746,000 in income tax expense for the third quarter of 2005, although only minimal income taxes are expected to be paid in 2005, as net operating loss carry forwards will be used to offset the majority of taxable income.

          Keith Sirois, Checkers Drive-In Restaurants, Inc.’s Chief Executive Officer and President, stated, “Our core operations are solid and the underlying fundamentals remain positive.  We dedicated significant resources this quarter to assess and address the disruption caused by Hurricane Katrina to our Company-owned and franchised operations in New Orleans and other affected regions. While the hurricane initially closed all 20 of our  company-operated stores in New Orleans, we are pleased that we already have eight units back in operation and expect additional stores to open throughout the fourth quarter.  Earnings for the third quarter of 2005 were negatively impacted by the loss of sales in New Orleans and the continuation of occupancy and other operating expenses.  Eight stores have re-opened in New Orleans with sales presently exceeding pre-hurricane sales by over 15%, despite restricted operating hours in these locations.  The Company has property damage and business interruption insurance coverage, however the recovery and recording of insurance proceeds will occur in subsequent quarters.

          Mr. Sirois continued, “In this cost conscious environment, our ability to convey a compelling price/value proposition is critical to our performance.  While we understand the effect high gasoline prices are having on our guests, we also recognize the opportunity it offers us to attract new customers to our brand, as they trade out of full service to quick service restaurants.”

          At the end of the third quarter, Checkers had a system-wide total of 793 stores, of which 203 were Company-owned and 590 were franchised.

          First three quarters of fiscal 2005 results:

          Total revenue, including franchise royalty and fee income, for the three quarters ended September 12, 2005 was $133.2 million compared to $133.6 million for the same three quarters ended September 6, 2004.  Company-owned stores generated sales of $120.3 million in the first three quarters of 2005 versus $121.2 million for the same period in 2004, while year-to-date same-store sales increased 3.7%.

          During the first three quarters of 2005, franchise royalty revenues increased to $12.8 million from $11.7 million a year ago, including $770,000 in royalties this year relating to a legal settlement.  Franchise fees and other income were $148,000 compared to $730,000 in the same period of the prior year.  Franchise same-store sales grew 2.3% on a year-to-date basis.

          Net income for the first three quarters of 2005 was $6.8 million, or  $0.55 per diluted share, compared with net income of $7.3 million, or $0.58 per diluted share for the first three quarters of 2004.  The first three quarters of 2005 included $251,000 in audit fees relating to our former auditors, $261,000 in costs associated with exploring strategic alternatives and a $300,000 income tax credit, in addition to the compensation expense, insurance deductible and impairment charges noted for the third quarter of 2005.

          Mr. Sirois concluded, “Our exploration of strategic alternatives with the intention of enhancing long-term shareholder value is ongoing, and we are currently in discussions to ensure that our Company’s full potential is maximized. The improvements to our operations are making a real difference to our business, and we are proud of the recognition we have received by leading industry publications, including QSR Magazine ranking our Rally’s(R) brand as Best Drive-Thru in America 2005.  Overall, our ability to deliver consistently positive same-store sales growth and healthy cash flow generation, while broadening and deepening our franchisee relationships, make us excited about the future of our Company.”

          About Checkers Drive-In Restaurants, Inc.

          Checkers Drive-In Restaurants, Inc. ( http://www.checkers.com ) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR(R).  In 2005, the Company received the Nation’s Restaurant News Hot! Again Award for its sizzling business performance.

          Checkers Drive-In Restaurants, Inc. will host its quarterly call to discuss the Company’s financial results for the fiscal third quarter ended September 12, 2005 today at 5:00 p.m. Eastern time.  Individual investors can listen to the call at http://www.checkers.com , while institutional investors can access the call via CCBN’s password-protected event management site at http://www.streetevents.com .  The discussion can also be listened to live, toll free by dialing (888) 688-7966, or for international callers (706) 679-8587.  A conference call replay will be available from 7:00 p.m. Eastern time on October 19, 2005 until 7:00 p.m. Eastern time on November 2, 2005 by dialing (800) 633-8625 or for international callers (402) 977-9141.  The Conference ID for the replay is 21264731.

          Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the Company or its franchisees operate; and new product and concept developments by food industry competitors. Further information regarding factors that could affect the Company’s financial and other results is included in the Company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Contacts:
Investor Relations
Brad Cohen
Integrated Corporate Relations, Inc.
(203) 682-8211

Media Relations:
Kim Francis
Checkers Drive-In Restaurants, Inc.
(813) 283-7078

CHECKERS DRIVE-IN RESTAURANTS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Dollars in thousands except per share amounts)
(UNAUDITED)

	Quarter Ended		Three Quarters Ended

	September 12, 2005	September 6, 2004	September 12, 2005	September 6, 2004

REVENUES:
Restaurant sales	$38,417	$40,655	$120,332	$121,209
Franchise royalty revenue	4,698	3,909	12,766	11,675
Franchise fees and other income	52	411	148	730
Total revenues	43,167	44,975	133,246	133,614
COSTS AND EXPENSES:
Restaurant food and paper costs	12,580	13,265	38,868	38,698
Restaurant labor costs	11,306	11,710	34,904	36,014
Restaurant occupancy expenses	2,572	2,401	7,272	7,850
Restaurant depreciation and amortization	1,849	1,611	5,279	4,273
Other restaurant operating expenses	5,235	5,523	15,301	15,151
General and administrative expenses	3,578	3,434	11,061	10,379
Advertising	2,416	2,510	7,401	7,318
Non-cash compensation	840	544	840	544
Other depreciation and amortization	220	273	667	807
Impairment of long lived assets	158	—	158	—
Restaurant retirement costs, net	203	101	75	(207)
Loss on sale of assets, net	73	265	260	10
Total costs and expenses	41,030	41,637	122,086	120,837
Operating income	2,137	3,338	11,160	12,777
OTHER INCOME (EXPENSE):
Interest income	303	233	813	698
Interest expense	(466)	(569)	(1,449)	(1,629)
Income before income tax expense	1,974	3,002	10,524	11,846
Income tax expense	746	1,361	3,711	4,537
Net income	$1,228	$1,641	$6,813	$7,309
Comprehensive income	$1,228	$1,641	$6,813	$7,309
Basic net earnings per share	$0.11	$0.14	$0.61	$0.62
Diluted net earnings per share	$0.10	$0.13	$0.55	$0.58
Weighted average number of common shares outstanding:
Basic	11,431	11,440	11,255	11,859
Diluted	12,393	12,228	12,280	12,654

CHECKERS DRIVE-IN RESTAURANTS, INC.
 AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(UNAUDITED)

	September 12, 2005	January 3, 2005

Current Assets:
Cash and cash equivalents	$13,551	$7,075
Accounts, notes and leases receivable, net	3,862	2,633
Inventory	1,064	1,062
Prepaid rent	607	1,246
Deferred income tax assets	4,075	4,894
Property and equipment held for sale	1,554	1,560
Other current assets	951	383
Total current assets	25,664	18,853
Restricted cash	4,392	3,943
Property and equipment, net	55,083	55,309
Notes receivable, net - less current portion	6,039	5,082
Leases receivable, net - less current portion	4,293	4,555
Intangible assets, net	23,908	24,024
Deferred income tax assets	9,384	11,094
Other assets, net	1,024	1,170
	$129,787	$124,030
Current Liabilities:
Current maturities of long-term debt and obligations under capital leases	$1,858	$2,064
Accounts payable	4,264	4,724
Reserves for restaurant relocations and abandoned sites	570	785
Accrued wages and benefits	2,264	2,890
Accrued self insurance	1,019	1,390
Accrued liabilities	5,278	6,180
Total current liabilities	15,253	18,033
Long-term debt, less current maturities	15,606	17,082
Obligations under capital leases, less current maturities	3,438	3,694
Long-term reserves for restaurant relocations and abandoned sites	3,025	3,326
Deferred revenue	4,912	4,895
Accrued self insurance	2,799	2,860
Other long-term liabilities	1,227	1,188
Total liabilities	46,260	51,078
Stockholders’ Equity:
Preferred stock, $.001 par value, authorized 2,000,000 shares, none issued at September 12, 2005 and January 3, 2005	—	—
Common stock, $.001 par value, authorized 175,000,000 shares, issued 13,248,481 at September 12, 2005 and 12,812,826 at January 3, 2005	13	13
Additional paid-in capital	153,765	150,003
Accumulated deficit	(52,279)	(59,092)
	101,499	90,924
Less: Treasury stock, 1,785,900 shares at September 12, 2005 and January 3, 2005, at cost	(17,972)	(17,972)
Total stockholders’ equity	83,527	72,952
	$129,787	$124,030

Restaurants Operating in the System
For the Quarters Ended

	Dec. 29,	March 22,	June 14,	Sept. 6,	Jan. 3,	March 28,	June 20,	Sept. 12,
	2003	2004	2004	2004	2005	2005	2005	2005

Company-operated:
Beginning of quarter	242	222	222	221	210	207	205	206
Openings/transfers in	5	—	7	2	1	1	2	1
Closings/transfers out	(25)	—	(8)	(13)	(4)	(3)	(1)	(4)
End of quarter	222	222	221	210	207	205	206	203
Franchise:
Beginning of quarter	540	562	565	566	581	581	587	585
Openings/transfers in	31	3	10	15	5	7	5	7
Closings/transfers out	(9)	—	(9)	—	(5)	(1)	(7)	(2)
End of quarter	562	565	566	581	581	587	585	590
	784	787	787	791	788	792	791	793

SOURCE  Checkers Drive-In Restaurants, Inc.
           -0-                                                                      10/19/2005
           /CONTACT:  Investor Relations, Brad Cohen, Integrated Corporate Relations, Inc., +1-203-682-8211, for Checkers; or Media, Kim Francis, Checkers Drive-In Restaurants, Inc., +1-813-283-7078/
           /First Call Analyst: /
           /FCMN Contact: bundyh@checkers.com /